Exhibit 3.22

No. of company s.132/12 COMPANIES ACT, 1961 Section 16 (3) CERTIFICATE OF INCORPORATION OF PROPRIETARY COMPANY nus IS TO CERTIFY that ATWOOD oc1wncs AUSTRALIA PTY. LIMIT JD , is on and Crom the ninth day of February, 1972 , incorporated under the Companies Act, 1961, and that the company is a company limited by shares and that the company is a proprietary company. GIVEN under my hand and seal at Perth in the State of Western Australia day of February, 1972 . Asaietant Regiltrar of Companie,.